CorEnergy Announces New $30 Million Revolving Credit Facility

FOR IMMEDIATE RELEASE

KANSAS CITY, Mo. – September 30, 2014 – CorEnergy Infrastructure Trust, Inc. (NYSE: CORR) ("CorEnergy" or the "Company") today announced the closing of a new $30 million senior secured revolving credit facility (the "Credit Facility") with Regions Bank. The new four-year Credit Facility replaces the Company's existing $20 million revolving line of credit with KeyBank that was scheduled to mature in May 2016.

The Credit Facility has a maturity date of September 26, 2018. For the first six months, borrowings under the Credit Facility will bear interest on the outstanding principal amount at an initial rate of LIBOR plus 4.00%. After the first six months, a pricing grid will be used to determine the interest rate. Beginning March 26, 2015, the interest rate as determined by the pricing grid is expected to be LIBOR plus 3.25% - 4.00%. The applicable spread for each interest rate is based on the Company's total recourse leverage ratio.

"This credit line enhances CorEnergy's financial flexibility on favorable rates and terms," said David Schulte, Chief Executive Officer of CorEnergy.  Management anticipates using the credit facility to fund property acquisitions, capital improvements or for other permitted corporate purposes. The Portland Terminal Facility is expected to qualify as eligible collateral under the facility.

The Credit Facility was arranged by Regions Bank, who is acting as both Administrative Agent and initial Lender, and Regions Bank Capital Markets as Lead Arranger and Sole Bookrunner.

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR), primarily owns midstream and downstream U.S. energy infrastructure assets subject to long-term triple net participating leases with energy companies. These assets include pipelines, storage tanks, transmission lines and gathering systems. The Company's principal objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and long-term distribution growth (reported to our investors on Form 1099). CorEnergy is managed by Corridor InfraTrust Management, LLC, a real property asset manager focused on U.S. energy infrastructure real assets, and is an affiliate of Tortoise Capital Advisors, L.L.C., an investment manager specializing in listed energy investments, with approximately $19.2 billion of assets under management in NYSE-listed closed-end investment companies, open-end funds and other accounts as of August 31, 2014. For more information, please visit corenergy.corridortrust.com.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
Katheryn Mueller, Investor Relations, 877-699-CORR (2677), info@corridortrust.com